Exhibit 5.1

April 29, 2026
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
I am Eric S. Fleming, Senior Counsel of The Brink’s Company, a Virginia corporation (the “Company”). I refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s Common Stock, $1.00 par value per share (“Company Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of February 26, 2026 (the “Merger Agreement”), by and among the Company, NCR Atleos Corporation, a Maryland corporation (“NCR Atleos”), Novus Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub I”), and Novus Merger Sub II, LLC, a Maryland limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), which provides, among other things, that (i) Merger Sub I will merge with and into NCR Atleos (the “First Merger”), with NCR Atleos surviving the First Merger as a direct wholly owned subsidiary of the Company, and (ii) immediately following the First Merger, NCR Atleos will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of the Company. The Registered Shares consist of (i) shares of Company Common Stock issuable at the effective time of the First Merger (the “Closing Shares”) pursuant to (A) Section 2.01(a)(iii) of the Merger Agreement, relating to shares of NCR Atleos Common Stock, par value $0.01 per share (“NCR Atleos Common Stock”), outstanding immediately prior to the effective time of the First Merger, (B) Section 2.03(b) of the Merger Agreement, to the extent deferred restricted stock units of NCR Atleos held by non-employee directors are outstanding immediately prior to the effective time of the First Merger, and (C) Section 2.03(d)(i) of the Merger Agreement, to the extent any amount payable in respect of outstanding options to purchase NCR Atleos Common Stock is satisfied with shares of Company Common Stock, and (ii) shares of Company Common Stock issuable upon settlement of equity awards, including restricted stock units and performance stock units, assumed and converted in connection with the First Merger pursuant to Sections 2.03(a) and 2.03(c) of the Merger Agreement (the “Award Shares”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Brink’s Company
April 29, 2026

I have examined the Registration Statement, the Merger Agreement, the Company’s articles of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, and the issuance of the Registered Shares by the Company.  I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as I have considered relevant and necessary as a basis for this opinion letter.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination. As to facts relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing, I am of the opinion that:
1. Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the shareholders of the Company, (iii) the First Merger shall have become effective under the Maryland General Corporation Law and (iv) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.
2. Each Award Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the shareholders of the Company, (iii) the First Merger shall have become effective under the Maryland General Corporation Law and (iv) a certificate representing such Award Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Award Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Award Share to the person entitled thereto, in each case in accordance with the terms of the related award and any applicable agreement or plan.
This opinion letter is limited to the Virginia Stock Corporation Act.  I express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to my name included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
       /s/ Eric S. Fleming